Exhibit 99.2
News Release

For more information contact:
For immediate release Dec. 16, 2005	Media — Bruce Amundson (253) 924-3047 Analysts — Kathryn McAuley (253) 924-2058

Weyerhaeuser Announces Containerboard Machine,
Packaging and Bag Plant Closures
FEDERAL WAY, Wash. — To strengthen shareholder returns and sharpen the focus of its business portfolio, Weyerhaeuser Company (NYSE: WY) today announced a number of sales and closures in its containerboard, packaging and paper bag businesses.
The company said this will result in a fourth-quarter pre-tax charge of $115-135 million,.
“We recognize that this news and its timing are hard on our people, but it is essential to make these changes to improve the competitiveness and lagging financial performance of these businesses,” said Steven R. Rogel, chairman, president and chief executive officer. “We are in the process of implementing a comprehensive strategy to refine our portfolio of businesses and facilities to improve returns to shareholders and position Weyerhaeuser for long term profitability and success. As a result of our ongoing strategic review, we anticipate future changes.”
Today’s announcement confirms the permanent closure of the 350,000-ton-per-year containerboard machine in Plymouth, N.C. On Nov. 29, Weyerhaeuser announced plans for an indefinite curtailment of production at the facility after concluding that the containerboard machine no longer is economically sustainable. Approximately 200 employees are affected by the decision.
The following packaging facilities will be closed during the next few months:
•	Corrugated packaging plants in Bedford Heights, Ohio; Elmira Heights, N.Y.; Little Rock, Ark.; and Matthews, N.C.
•	Corrugated sheet feeder plants in Pulaski, Tenn., and Waco, Texas.
•	Retail paper bag plant in Kansas City, Mo.
Additionally, the company is offering for sale three corrugated sheet plants in Little Rock, Ark.; Memphis, Tenn.; and Shreveport, La.; and a specialty packaging plant in Valley View, Ohio.
“These actions support our strategy of matching supply to demand and serving customers from our most efficient, cost-effective facilities,” Rogel said.
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Weyerhaeuser Announces Packaging and Bag Plant Restructure	Page 2
Weyerhaeuser will support those affected with transition benefits, and is meeting with the employees or their union representatives, as appropriate, to discuss the effects of the decisions.
In response to fundamental market challenges, Weyerhaeuser has recently announced the indefinite closure of a pulp and paper facility in Saskatchewan, a paper machine in Ontario, a market pulp mill and sawmill in Washington, the converting operations of a box plant in California, a plywood mill in Oklahoma, and the divestiture of its composite panels businesses.
Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2004, sales were $22.7 billion. It has offices or operations in 19 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
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